INVESTMENT LETTER


                    SELIGMAN NEW JERSEY TAX-EXEMPT FUND, INC.


Seligman  New  Jersey   Tax-Exempt   Fund,  Inc.  (the  "Fund"),   an  open-end,
non-diversified    management    investment   company,   and   the   undersigned
("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class D share (the "Share") of Capital Stock (par value $.001) of the Fund at a price equivalent to the net asset value of one share of the Fund as of the close of business on January 31, 1994. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 31st day of January, 1994.


                                       SELIGMAN NEW JERSEY TAX-EXEMPT FUND, INC.



                                       By:
                                           -------------------------------------
                                       Name: Lawrence P. Vogel
                                       Title: Vice President


                                       J. & W. SELIGMAN & CO. INCORPORATED



                                       By:
                                           -------------------------------------
                                      Name: Lawrence P. Vogel
                                      Title: Senior Vice President